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                                                                    EXHIBIT 10.7



                              EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of November 12, 1999, between Digital LAVA, Inc., a Delaware corporation (with its successors and assigns, referred to as the "Corporation"), and Joshua D.J. Sharfman (referred to as "Mr. Sharfman").


                              PRELIMINARY STATEMENT

        Previously the Corporation and Mr. Sharfman entered into an Employment Agreement effective September 1, 1998 (the "1998 Agreement"). On November 12, 1999, the Corporation and Mr. Sharfman entered into a loan agreement and Mr. Sharfman executed a Promissory Note (the "Note"), in consideration for, among other things, the termination of the 1998 Agreement and its replacement with this Agreement effective as of November 12, 1999.

        The Corporation desires to continue to employ Mr. Sharfman, and Mr. Sharfman wishes to continue to be employed by the Corporation, upon the terms and subject to the conditions set forth in this Agreement. The Corporation and Mr. Sharfman also wish to enter into the other agreements set forth in this Agreement, all of which are related to Mr. Sharfman's employment under this Agreement.


                                    AGREEMENT

        Mr. Sharfman and the Corporation therefore agree as follows:

        1. EMPLOYMENT FOR TERM. The Corporation hereby employs Mr. Sharfman and Mr. Sharfman hereby accepts employment with the Corporation for the period beginning on November 12, 1999 (the "Commencement Date"), and ending on the December 31, 2001 (the "Initial Term"), unless otherwise sooner terminated as herein provided. The Initial Term shall automatically be renewed for additional one-year periods (the "Renewal Terms;" together with the Initial Term, referred to as the "Term") unless either party notifies the other in writing of its intention not to renew this Agreement no less than 180 days prior to the expiration of the Initial Term or a Renewal Term. The termination of Mr. Sharfman's employment under this Agreement shall end the Term but shall not terminate Mr. Sharfman's or the Corporation's other agreements, except as otherwise provided herein.

        2. POSITION AND DUTIES. During the Term, Mr. Sharfman shall serve as President and Chief Technology Officer of the Corporation. During the Term the Mr. Sharfman shall report directly to, and receive direction from, the Chief Executive Officer of the Corporation. During the Term, Mr. Sharfman shall also hold such additional positions and titles as the Chief Executive Officer of the Corporation may determine from time to time. During the Term, Mr. Sharfman shall devote his full business time and efforts to his duties as an employee of the Corporation.

        3. COMPENSATION.

           (a) BASE SALARY. The Corporation shall pay Mr. Sharfman a base salary at the rate currently in effect until December 31, 1999. Thereafter, beginning on January 1, 2000 and ending on December 31, 2000, the Corporation shall pay Mr. Sharfman a base salary at the rate



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of $253,000 per annum. Thereafter, beginning on January 1, 2001 and ending on the last day of the Term, the Corporation shall pay Mr. Sharfman a base salary at the rate of $263,000 per annum (the "Base Salary"), payable at least monthly on the Corporation's regular pay cycle for professional employees.

           (b) STOCK OPTIONS. Pursuant to the terms of the Incentive Stock Option Agreement, attached hereto as Exhibit A, the Corporation shall grant to Mr. Sharfman on November 12, 1999 an option under the Corporation's 1996 Stock Option Plan to purchase 50,000 shares of the Corporation's Common Stock.

           (c) OTHER AND ADDITIONAL COMPENSATION. The preceding sections establish the minimum compensation during the Term and shall not preclude the CEO from awarding Mr. Sharfman a higher salary, in light of performance of Mr. Sharfman and the Corporation (and such other factors the CEO deems appropriate), as are consistent with the Corporation's compensation practices for its senior executives.

           (d) ANNUAL BONUS. During the Term and beginning on January 1, 2000, the Corporation shall pay Mr. Sharfman an annual bonus if the Corporation's stated revenue goals for the applicable fiscal year are achieved as evaluated and determined in the sole discretion of the Chief Executive Officer, and if Mr. Sharfman is employed by the Corporation for the entire fiscal year in question. The amount of the bonus shall be determined in the following manner: (i) Mr. Sharfman shall be entitled to a bonus of $75,000 (which represents the maximum bonus achievable by Mr. Sharfman) if 100% of the Corporation's revenue goals are achieved for the applicable fiscal year; (ii) Mr. Sharfman shall not be entitled to a bonus if less than 75% of the Corporation's revenue goals are achieved for the applicable fiscal year; and (iii) if 75% to 99% of the Corporation's revenue goals are achieved for the applicable fiscal year, Mr. Sharfman shall be entitled to a pro rata percentage of $75,000 as determined by the Chief Executive Officer.

        4. MR. SHARFMAN BENEFITS. During the Term, Mr. Sharfman shall be entitled to the employee benefits, including vacation, 401(k) plan, health plan and other insurance and additional benefits made available by the Corporation to any other employee of the Corporation. In addition, the Corporation will pay the health insurance premium for Mr. Sharfman's immediate family for the initial term of this contract.

        5. EXPENSES. Pursuant to the Corporation's policies for employees, the Corporation shall reimburse Mr. Sharfman for actual out-of-pocket expenses incurred by him in the performance of his services for the Corporation upon the receipt of appropriate documentation of such expenses, subject, however, to the Corporation's reasonable policies relating to business-related expenses as then in effect from time to time.

        6. TERMINATION.

           (a) GENERAL. The Corporation has the right to terminate Mr. Sharfman's employment and Term for any reason, at any time with or without Cause or cause of any kind. Furthermore, the Term shall end immediately upon Mr. Sharfman's death. The Term may also end for Disability, as defined in Section 7(b).




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           (b) NOTICE OF TERMINATION. If it elects to end the Term, the
Corporation shall promptly give Mr. Sharfman notice of the termination, including a statement of whether the termination was for Cause, was without cause or was on account of Disability (as such terms are defined in Section 7(a) and 7(b) below). The Corporation's failure to give notice under this Section 6(b) shall not, however, affect the validity of the Corporation's termination of the Term.

           (c) EFFECTIVE TERMINATION BY CORPORATION. If, during the Term, the Corporation (i) removes Mr. Sharfman as President and Chief Technology Officer,
(ii) breaches a material provision of this Agreement or (iii) requires Mr. Sharfman to perform a material portion of his services at a location more than 25 miles from the current corporate headquarters in Marina del Rey, CA, other than for customary travel consistent with Mr. Sharfman's travel requirements prior to the effective date of this Agreement, then, at his option, Mr. Sharfman may elect to resign, and will be entitled to rights under this Agreement as if he were terminated without Cause as set forth in Section 7(c)(ii) below. In the case of clause (i) above, Mr. Sharfman shall give four (4) months' prior written notice to the Corporation of Mr. Sharfman's intention to resign, and in the case of clauses (ii) or (iii) above, Mr. Sharfman shall only be required to give thirty (30) days prior written notice to the Corporation. Upon receipt of such notice from Mr. Sharfman hereunder, the Corporation shall have the right and a reasonable opportunity to correct or cure the condition which would otherwise entitle Mr. Sharfman to resign at the end of the applicable notice period. In the case of clauses (i, ii, iii), Mr. Sharfman will be entitled to receive the pro-rata portion of any earned bonus effective as of the date of Mr. Sharfman's written resignation.

        7. DEFINITIONS; SEVERANCE BENEFITS.

           (a) "CAUSE" DEFINED. "Cause" means (i) willful malfeasance or willful misconduct by Mr. Sharfman in connection with his employment; (ii) Mr. Sharfman's gross negligence in performing any of his duties under this Agreement; (iii) Mr. Sharfman's conviction of, or entry of a plea of guilty to, or entry of a plea of nolo contendere with respect to, any crime other than a traffic violation or infraction which is a misdemeanor; (iv) Mr. Sharfman's material breach of any written policy applicable to all employees adopted by the Corporation which is not cured to the reasonable satisfaction of the Corporation within fifteen (15) business days after notice thereof; or (v) material breach by Mr. Sharfman of any of his agreements in this Agreement which is not cured to the reasonable satisfaction of the Corporation within fifteen (15) business days after notice thereof. Any determination by the Corporation of whether "Cause" exists to terminate Mr. Sharfman shall be made by the Board, which shall give Mr. Sharfman 5 days' prior written notice of a meeting to be held for such purpose, which Mr. Sharfman and his counsel shall be offered an opportunity to attend.

           (b) DISABILITY DEFINED. "Disability" shall mean Mr. Sharfman's incapacity due to physical or mental condition that results in his being unable to substantially perform his duties hereunder for six consecutive months (or for six months out of any nine month period). During a period of Disability, Mr. Sharfman shall continue to receive his base salary hereunder, provided




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that if the Corporation provides Mr. Sharfman with disability insurance coverage, payments of Mr. Sharfman's base salary shall be reduced by the amount of any disability insurance payments received by Mr. Sharfman due to such coverage. The Corporation shall give Mr. Sharfman written notice of termination at the end of such 6 month period, which shall take effect sixty (60) days after the date it is sent to Mr. Sharfman unless Mr. Sharfman shall have returned to the performance of his duties hereunder during such sixty (60) day period (whereupon such notice shall become void).

        If there should be any dispute between the parties as to the Mr. Sharfman's physical or mental disability at any time, such question shall be settled by the opinion of an impartial reputable physician agreed upon for such purpose by the parties or their representatives. The certificate of such physician as to the matter in dispute shall be final and binding on the parties. The costs and fees related to such impartial physician's certificate shall be borne by the Corporation.

        (c) TERMINATION.

               (i) If the Corporation ends the Term for Cause or Disability, or if Mr. Sharfman resigns as an employee of the Corporation for reasons other than as provided in Section 6(c), or if Mr. Sharfman dies, then the Corporation shall have no obligation to pay Mr. Sharfman any amount, whether for salary, benefits, bonuses, or other compensation or expense reimbursements of any kind, accruing after the end of the Term, and such rights shall, except as otherwise required by law, be forfeited immediately upon the end of the Term.

               (ii) If the Corporation ends the Term without Cause or if Mr. Sharfman elects to terminate during the Initial Term or a Renewal Term pursuant to the provisions of Section 6(c), then the Corporation shall be obligated to pay Mr. Sharfman a severance payment equal to one hundred percent (100%) of the Mr. Sharfman's annual Base Salary as in effect immediately prior to the termination date. Any such severance payment shall be paid to Mr. Sharfman in the form of one lump sum within 30 days of the termination date.

               (iii) If Employee elects to resign during the Initial Term or a Renewal Term pursuant to Section 6(c)(i) or (ii), then Employee shall receive a severance payment equal to eight months' salary (or the number of months remaining in the Initial Term or Renewal Term then in effect, if less than eight months), payable upon the effective date of resignation. The "Severance Period", as used herein, shall in such circumstances equal a period of eight months (or such shorter period, if the number of months remaining in the Initial Term of the Renewal Term then in effect is less than eight months). Notwithstanding the foregoing, if Employee is dismissed without Cause during the four month period following Employee's notice of resignation pursuant to Section 6(c)(i) or (ii), his severance payment will be increased by an amount equal to the salary amount he would have received during the remainder of the four month period had he not been terminated without Cause. In such instance, the Severance Period will be increased by the amount of time beginning on the date of the termination without Cause and ending at the end of the four month period.




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               (iv) In the event of any termination pursuant to the provisions of Section 7(c)(ii) above, Mr. Sharfman shall also be entitled to receive health benefits at the Company's expense for a twelve month period from the termination date.

        8. CONFIDENTIALITY, OWNERSHIP, AND COVENANTS.

           (a) "CORPORATION INFORMATION" AND "INVENTIONS" DEFINED. "CORPORATION INFORMATION" means all information, knowledge or data of or pertaining to (i) the Corporation, its employees, and (ii) any other person, firm, corporation or business organization with which the Corporation may do business during the Term, that is not in the public domain (and whether relating to methods, processes, techniques, discoveries, pricing, marketing or any other matters). "INVENTIONS" collectively refers to any and all inventions, trade secrets, source and object codes, data, programs, other works of authorship and developments regarding any of the foregoing.

           (b) CONFIDENTIALITY. (i) Mr. Sharfman hereby recognizes that the value of all trade secrets and other proprietary data and all other information of the Corporation not in the public domain disclosed by the Corporation in the course of his employment with the Corporation may be attributable substantially to the fact that such confidential information is maintained by the Corporation in strict confidentiality and secrecy and would be unavailable to others without the expenditure of substantial time, effort or money. Mr. Sharfman, therefore, except as provided in the next two sentences, covenants and agrees that all Corporation Information shall be kept secret and confidential at all times during the Term and for the three (3) year period after the end of the Term and shall not be used or divulged by him outside the scope of his employment as contemplated by this Agreement, except as the Corporation may otherwise expressly authorize by action of the Board and except if such Corporation Information is then in the public domain through no action (or non-action) on the part of Mr. Sharfman. In the event that Mr. Sharfman is requested in a judicial, administrative or governmental proceeding to disclose any of the Corporation Information, Mr. Sharfman will promptly so notify the Corporation so that the Corporation may seek a protective order or other appropriate remedy and/or waive compliance with this Agreement. If disclosure of any of the Corporation Information is required, Mr. Sharfman may furnish the material so required to be furnished, but Mr. Sharfman will furnish only that portion of the Corporation Information that legally is required.

           (ii) Mr. Sharfman also hereby agrees to keep the terms of this Agreement confidential to the same extent that the Corporation maintains such confidentiality (except with regard to any disclosure by the Corporation required under applicable securities laws).

           (c) OWNERSHIP OF INVENTIONS, PATENTS AND TECHNOLOGY. Mr. Sharfman hereby assigns to the Corporation all of Mr. Sharfman's right (including patent rights, copyrights, trade secret rights, and all other rights throughout the world), title and interest in and to Inventions, whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by Mr. Sharfman, either alone or jointly with others, during the




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course of the performance of services for the Corporation. Mr. Sharfman shall also assign to, or as directed by, the Corporation, all of Mr. Sharfman's right, title and interest in and to any and all Inventions, the full title to which is required to be in the United States government by a contract between the Corporation and the United States government or any of its agencies. The Corporation shall have all right, title and interest in all research and work product produced by Mr. Sharfman as an employee of the Corporation.

           (d) MR. SHARFMAN'S COVENANTS. (i) Mr. Sharfman acknowledges and agrees that his services pursuant to this Agreement are unique and extraordinary; that the Corporation will be dependent upon Mr. Sharfman for; and that he will have access to and control of confidential information of the Corporation which is vital to the success of the Corporation's business. Mr. Sharfman further acknowledges that because of his knowledge of the Corporation's confidential information it is unlikely that Mr. Sharfman could work for a competitor of the Corporation without divulging such confidential information. Mr. Sharfman further acknowledges that the business of the Corporation is national in scope and cannot be confined to any particular geographic area of the United States. For the foregoing reasons, and in consideration for the benefits offered by the Corporation under this Agreement, Mr. Sharfman hereby agrees that (a) for a twelve month period, commencing with the date of Mr. Sharfman's employment termination with the Corporation (the "Covenant Period"), Mr. Sharfman shall not accept employment nor engage as a consultant with a competitor of the Corporation if such position would be comparable to the position Mr. Sharfman held with the Corporation and where Mr. Sharfman can not satisfy the Corporation, in its reasonable judgement, that the new employer is prepared to and takes adequate steps to preclude and prevent inevitable disclosure of the Corporation's confidential information and (b) that eligibility for severance payments and other benefits under this Agreement are contingent upon the Mr. Sharfman's agreement and compliance with the covenant as stated above in Section 8(d). No further payments nor eligibility for benefits continuation will be available to Mr. Sharfman as of the date Mr. Sharfman commences employment/consulting in violation of these covenants. It is a specific condition of the Agreement that if Mr. Sharfman commences employment or engages as a consultant with a competitor of the Corporation if such position would be comparable to the position Mr. Sharfman held with the Corporation, Mr. Sharfman shall advise competitor in writing of his obligations pursuant to this Agreement and specifically disclose all covenants contained in Section 8 of this Agreement. It is also a specific condition of the Agreement that so long as Mr. Sharfman is receiving any payments or benefits under this Agreement with respect to any type of termination, Mr. Sharfman shall be obligated to immediately notify the Corporation as to the specifics of the new position that Mr. Sharfman is planning to commence as an employee or consultant for any company which is a competitor of Corporation, and take affirmative steps to assure the Corporation, that Mr. Sharfman will not divulge any of the Corporation's confidential information in Mr. Sharfman's new employment. The foregoing covenants do not apply if Mr. Sharfman was terminated for reason of Disability as described in
Section 7(b).

           (ii) Mr. Sharfman also covenants that for a twelve month period, commencing with the date of Mr. Sharfman's termination (the "Covenant Period"), he may not directly or




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indirectly hire, employ or retain any person who was an employee of the
Corporation within the prior 9 months or directly or indirectly solicit, entice, induce or encourage any such person to become employed by any other person. If Mr. Sharfman should wish to discuss possible employment with any then-current Corporation employee during the Covenant Period, Mr. Sharfman may request written permission to do so from the Chief Executive Officer of the Corporation who may, in his/her discretion, grant a written exception to the no solicitation covenant set forth above, provided, however, Mr. Sharfman agrees that he will not discuss any such employment possibility with such employees prior to securing the Corporation's permission. If the Corporation should decline to grant such permission, Mr. Sharfman agrees that he will not at any time, advise the employee concerned that he/she was the subject of a request under this paragraph or that the Corporation refused to grant Mr. Sharfman the right to discuss employment possibility with him/her.

           (iii). If Mr. Sharfman fails to adhere to the foregoing covenants Mr. Sharfman acknowledges and agrees that the Corporation shall be entitled to terminate all payments/benefits Mr. Sharfman is granted under the Agreement, injunctive relief to prevent a threatened misappropriation of confidential information, and any other remedies available to the Corporation in law or equity.

           (e) REMEDIES. Mr. Sharfman hereby acknowledges that the covenants and agreements contained in Section 8 (the "Restrictive Covenants") are reasonable and valid in all respects and that the Corporation is entering into this Agreement, inter alia, on such acknowledgment. If Mr. Sharfman breaches, or threatens to commit a breach, of any of the Restrictive Covenants, the Corporation shall have the following rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Corporation under law or in equity: (i) the right and remedy to have the Restrictive Covenants specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Corporation and that money damages will not provide an adequate remedy to the Corporation; (ii) the right and remedy to require Mr. Sharfman to account for and pay over to the Corporation all compensation, profits, monies, accruals, increments or other benefits (collectively, "Benefits") derived or received by Mr. Sharfman as the result of any transactions constituting a breach of any of the Restrictive Covenants, and Mr. Sharfman shall account for and pay over such Benefits to the Corporation; (iii) if any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions; and (iv) if any court construes any of the Restrictive Covenants, or any part thereof, to be unenforceable because of the duration of such provision or the area covered thereby, such court shall have the power to reduce the duration or area of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced.

           (f) JURISDICTION. The parties intend to and hereby confer jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographical scope of




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such Covenants. If the courts of any one or more such jurisdictions hold the
Restrictive Covenants wholly unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the parties that such determination not bar or in any way affect the Corporation's right to the relief provided above in the courts of any other jurisdiction, within the geographical scope of such Covenants, as to breaches of such Covenants in such other respective jurisdictions such Covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

        9. SUCCESSORS AND ASSIGNS.

           (a) MR. SHARFMAN. This Agreement is a personal contract, and the rights and interests that the Agreement accords to Mr. Sharfman may not be sold, transferred, assigned, pledged, encumbered, or hypothecated by him. All rights and benefits of Mr. Sharfman shall be for the sole personal benefit of Mr. Sharfman, and no other person shall acquire any right, title or interest under this Agreement by reason of any sale, assignment, transfer, claim or judgment or bankruptcy proceedings against Mr. Sharfman. Except as so provided, this Agreement shall inure to the benefit of and be binding upon Mr. Sharfman and his personal representatives, distributees and legatees.

           (b) THE CORPORATION. This Agreement shall be binding upon the Corporation and inure to the benefit of the Corporation and of its successors and assigns, including (but not limited to) any corporation that may acquire all or substantially all of the Corporation's assets or business or into or with which the Corporation may be consolidated or merged. The Corporation's obligations under this Agreement shall cease, however, if the successor to, the purchaser or acquirer either of the Corporation or of all or substantially all of its assets, or the entity with which the Corporation has affiliated, shall assume in writing the Corporation's obligations under this Agreement (and deliver an executed copy of such assumption to Mr. Sharfman), in which case such successor or purchaser, but not the Corporation, shall thereafter be the only party obligated to perform the obligations that remain to be performed on the part of the Corporation under this Agreement.

        10. ENTIRE AGREEMENT. This Agreement represents the entire agreement between the parties concerning Mr. Sharfman's employment with the Corporation and supersedes all prior negotiations, discussions, understandings and agreements, whether written or oral, between Mr. Sharfman and the Corporation relating to the subject matter of this Agreement, including but not limited to the Employment Agreement dated as of April 1, 1996 between the Corporation and Mr. Sharfman, and the Employment Agreement effective as of September 1, 1998 between the Corporation and Mr. Sharfman.

        11. AMENDMENT OR MODIFICATION, WAIVER. No provision of this Agreement may be amended or waived unless such amendment or waiver is agreed to in writing signed by Mr. Sharfman and by a duly authorized officer of the Corporation. No waiver by any party to this Agreement of any breach by another party of any condition or provision of this Agreement to be




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performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same time, any prior time or any subsequent time.

        12. NOTICES. Any notice to be given under this Agreement shall be in writing and delivered personally or sent by overnight courier or registered or certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below, or to such other address of which such party subsequently may give notice in writing:

If to Mr. Sharfman:                 Joshua D.J. Sharfman
                                    9425 Duxbury Road
                                    Los Angeles, CA 90034

If to the Corporation:              Digital Lava, Inc.
                                    13160 Mindanao, Suite 350
                                    Marina Del Rey, CA 90292
                                    Fax: 310-306-3373
                                    Attention: Chief Executive Officer

with a copy to:                     Latham & Watkins
                                    633 West Fifth Street, Suite 4000
                                    Los Angeles, CA 90071-2007
                                    Fax: 213-891-8673
                                    Attention:  Jacklyn Park, Esq.

Any notice delivered personally or by overnight courier shall be deemed given on the date delivered and any notice sent by registered or certified mail, postage prepaid, return receipt requested, shall be deemed given on the date mailed.

        13. SEVERABILITY. If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid and unenforceable shall not be affected, and each provision of this Agreement shall be validated and shall be enforced to the fullest extent permitted by law. If for any reason any provision of this Agreement containing restrictions is held to cover an area or to be for a length of time that is unreasonable or in any other way is construed to be too broad or to any extent invalid, such provision shall not be determined to be entirely null, void and of no effect; instead, it is the intention and desire of both the Corporation and Mr. Sharfman that, to the extent that the provision is or would be valid or enforceable under applicable law, any court of competent jurisdiction shall construe and interpret or reform this Agreement to provide for a restriction having the maximum enforceable area, time period and such other constraints or conditions (although not greater than those contained currently contained in this Agreement) as shall be valid and enforceable under the applicable law.




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        14. SURVIVORSHIP. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

        15. HEADINGS. All descriptive headings of sections and paragraphs in this Agreement are intended solely for convenience of reference, and no provision of this Agreement is to be construed by reference to the heading of any section or paragraph.

        16. WITHHOLDING TAXES. All salary, benefits, reimbursements and any other payments to Mr. Sharfman under this Agreement shall be subject to all applicable payroll and withholding taxes and deductions required by any law, rule or regulation of and federal, state or local authority.

        17. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together constitute one and same instrument.

        18. APPLICABLE LAW; ARBITRATION. The validity, interpretation and enforcement of this Agreement and any amendments or modifications hereto shall be governed by the laws of the State of California, as applied to a contract executed within and to be performed in such State. The parties agree that any disputes shall be definitively resolved by binding arbitration before the American Arbitration Association in Los Angeles, California and consent to the jurisdiction to the federal court located in Los Angeles, California or, if there shall be no jurisdiction, to the state courts located in Los Angeles, California, to enforce any arbitration award rendered with respect thereto. Each party shall choose one arbitrator and the two arbitrators shall choose a third arbitrator. All costs and fees related to such arbitration (and judicial enforcement proceedings, if any) shall be borne by the unsuccessful party.





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        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.



                                    DIGITAL LAVA,  INC.



                                      By:            /s/ Robert Greene
                                          --------------------------------------
                                          Robert Greene, Chief Executive Officer


                                                 /s/ Joshua D. J. Sharfman
                                          --------------------------------------
                                          Joshua D.J. Sharfman





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